LCM LANDMARK SERIES TRUST

LANDMARK CAPITAL MANAGEMENT, INC.

PROXY VOTING POLICIES AND PROCEDURES

Statement of Policy

LCM Landmark Series Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (“1940 Act”). The Trust currently has two series: LCM Landmark Disciplined Growth Fund and LCM Landmark Active Dividend Fund (each, a “Fund” and collectively, the “Funds”). Consistent with its fiduciary duties and pursuant to Rule 30b1-4 under the 1940 Act (the “Proxy Rule”), the Board of Trustees of the Trust (the “Board”) has adopted this proxy voting policy (the “Policy”) to reflect its commitment to ensure that proxies are voted in a manner consistent with the best interests of each Fund’s shareholders.

Delegation of Proxy Voting Authority

Landmark Capital Management, Inc. serves as the Funds’ investment adviser (the “Advisor”). In turn, the Advisor has delegated portfolio management responsibilities to Aviance Capital Management, Inc., the Funds’ sub-adviser (the “Sub-Advisor”). The Board believes that the Sub-Advisor as the entity that selects the individual securities that comprise each Fund’s portfolio, is the most knowledgeable and best-suited to make decisions on how to vote proxies of portfolio companies held by that Fund. The Board shall therefore defer to, and rely on, the Sub-Advisor of the Funds to make decisions on how to cast proxy votes on behalf of each Fund, subject to oversight by the Advisor.

The Trust hereby designates the Sub-Advisor as the entity responsible for exercising proxy voting authority with regard to securities held in each Fund’s investment portfolio. Consistent with its duties under this Policy, the Sub-Advisor shall monitor and review corporate transactions of corporations in which each Fund has invested, obtain all information sufficient to allow an informed vote on all proxy solicitations, ensure that all proxy votes are cast in a timely fashion, and maintain all records required to be maintained by the Fund under the Proxy Rule and the 1940 Act, including a copy of this Policy. The Sub-Advisor shall perform these duties in accordance with this Policy, as well as its proxy voting policy, as the same may be amended from time to time, a copy of which has been presented to this Board for its review. The Sub-Advisor promptly shall provide to the Board updates to its proxy voting policy as they are adopted and implemented.

Conflict of Interest Transactions

In some instances, the Sub-Advisor may be asked to cast a proxy vote that presents a conflict between the interests of a Fund’s shareholders, and those of the Sub-Advisor or an affiliated person of the Adviser. In such case, the Sub-Advisor is instructed to abstain from making a voting decision and to forward all necessary proxy voting materials to the Trust’s Chief Compliance Officer, who in turn shall provide the materials to the Board to enable the Board to make a voting decision. In all such cases, the materials submitted shall include the name of the applicable Fund, the name of the affiliated party whose interests in the transaction are believed to be contrary to the interests of such Fund, a brief description of the conflict, and any other information in the Sub-Advisor’s possession that would to enable the Board to make an informed decision on the matter.

When the Board is required to make a proxy voting decision, only the Trustees without a conflict of interest with regard to the security in question or the matter to be voted upon shall be permitted to participate in the decision of how the Fund’s vote will be cast. In the event that the Board is required to vote a proxy because the Sub-Advisor has a conflict of interest with respect to the proxy, the Board will vote such proxy in accordance with the Sub-Advisor’s proxy voting policy, to the extent consistent with the shareholders’ best interests, as determined by the Board in its discretion. The Board shall notify the Sub-Advisor of its final decision on the matter and the Sub-Advisor shall vote in accordance with the Board’s decision.

Oversight of the Sub-Advisors’ Proxy Voting Compliance Activities

The Sub-Advisor shall present to the Funds’ administrator, a quarterly report summarizing its proxy voting compliance activities for the preceding quarter. Each such report shall include the information required by the Proxy Rule, including a statement as to whether all such votes were made in compliance with the Sub-Advisor’s own proxy voting policy, and shall also include a summary of all transactions which, in the Sub-Advisor’s reasonable opinion, presented a potential conflict of interest, and a brief explanation of how each conflict was resolved.

The Advisor shall review the report provided by the Administrator to ensure the Sub-Advisor’s compliance with the Proxy Rule and with this Policy, and shall determine the steps and procedures, if any, that must be undertaken or adopted by the Funds or the Sub-Advisor to ensure further compliance with the relevant laws.

Availability of Proxy Voting Policy and Records Available to Fund Shareholders

If a Fund has a website, the Fund may post a copy of this Policy on such website. A copy of such policies and of the Fund’s proxy voting record shall also be made available, without charge, upon request of any shareholder of such Fund, by calling the Fund’s toll-free telephone number as printed in the Fund’s prospectus. The Funds’ administrator shall reply to any Fund shareholder’s request within three business days of receipt of the request, by first-class mail or other means designed to ensure equally prompt delivery.

As required above, the Sub-Advisor shall provide a complete voting record to the Administrator within 15 days following the end of each calendar quarter. The administrator will file a report based on such record on Form N-PX on an annual basis with the Securities and Exchange Commission, no later than August 31st of each year.

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